CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 19, 2001, relating to the financial statements and financial highlights which appear in the May 31, 2001 Annual Report to Shareholders of T. Rowe Price Reserve Investment Fund and
T. Rowe Price Government Reserve Investment Fund (comprising T. Rowe Prie Reserve Investment Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.


 /s/PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
 Baltimore, Maryland
September 21, 2001